       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2001
                                                    REGISTRATION NO. 333- ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------
                                 PROLOGIS TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   ----------

        MARYLAND                                                74-2604728
(State of organization)                                      (I.R.S. Employer
                                                            Identification No.)

                              14100 EAST 35TH PLACE
                             AURORA, COLORADO 80011
                                 (303) 375-9292
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------
                          EDWARD S. NEKRITZ, SECRETARY
                                 PROLOGIS TRUST
                               14100 E. 35TH PLACE
                             AURORA, COLORADO 80011
                                 (303) 375-9292
            (Name, address, including zip code, and telephone number,
                  including area code, of agent for service):
                                   Copies to:
                                MICHAEL T. BLAIR
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                             CHICAGO, ILLINOIS 60603
                                 (312) 782-0600

                                   ----------
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                            PROPOSED            PROPOSED
                                                                            MAXIMUM              MAXIMUM
          TITLE OF EACH CLASS OF                      AMOUNT TO BE       OFFERING PRICE         AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED                    REGISTERED         PER SHARE(1)      OFFERING PRICE(1)     REGISTRATION FEE
        ---------------------------                   ------------       --------------     -----------------     ----------------
Common Shares of Beneficial Interest,
par value $0.01 per share............................   668,452(2)           $20.60           $1,377,027.60           $344.26(3)

Preferred Shares Purchase Rights.....................   668,452(2)             N/A                 N/A                   N/A
===================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee and only with respect to the additional 66,846 common shares being registered hereunder.

(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus constituting a part of this Registration Statement also relates to 601,606 of the Registrant's Common Shares of Beneficial Interest (and the corresponding Preferred Share Purchase Rights) registered under Registration Statement Nos. 333-95737 and 333-43544.

(3) $3,667.80 of the registration fee was previously paid for the previously registered 601,606 common shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                     SUBJECT TO COMPLETION DATED MAY 7, 2001


                                 PROLOGIS TRUST
                              14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292

                              668,452 Common Shares


                                   ----------


         The shareholders of ProLogis Trust identified in this prospectus are offering and selling common shares of beneficial interest of ProLogis. The common shares being offered by this prospectus were acquired by the selling shareholders upon the conversion of interests in a loan agreement between an unconsolidated subsidiary of ProLogis and the selling shareholders.


         The selling shareholders may offer their common shares through public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices.


         Our common shares are listed on the New York Stock Exchange under the symbol "PLD". On May 4, 2001, the last reported sale price of our common shares on the New York Stock Exchange was $20.58 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                   ----------


                  The date of this prospectus is May __, 2001.

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITY OTHER THAN THESE COMMON SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY ANY SECURITY OTHER THAN THESE COMMON SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE COMMON SHARES TO ANY PERSON AND IT IS NOT SOLICITING AN OFFER FROM ANY PERSON TO BUY THESE COMMON SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE TO THAT PERSON IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR THESE COMMON SHARES ARE OFFERED OR SOLD ON A LATER DATE.


                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
PROLOGIS TRUST....................................................................................................1

USE OF PROCEEDS...................................................................................................2

SELLING SHAREHOLDERS..............................................................................................2

PLAN OF DISTRIBUTION..............................................................................................3

FEDERAL INCOME TAX CONSIDERATIONS.................................................................................4

EXPERTS  ........................................................................................................13

LEGAL MATTERS....................................................................................................13

WHERE YOU CAN FIND MORE INFORMATION..............................................................................13

INCORPORATION BY REFERENCE.......................................................................................14

                                 PROLOGIS TRUST

         ProLogis Trust is a real estate investment trust that operates a global network of industrial distribution facilities. We own, directly, through consolidated entities or through investments in other real estate entities accounted for under the equity method, 179.3 million square feet of industrial distribution facilities operating (owned or under lease agreements) or under development and 365.7 million cubic feet of temperature-controlled distribution facilities operating or under development, including 35.5 million cubic feet of dry distribution space located in temperature-controlled facilities, which are located throughout North America and Europe. This network of distribution facilities makes us the largest publicly held U.S.-based, global owner and lessor of industrial distribution and temperature-controlled distribution facilities. The ProLogis Operating System(TM), comprised of the Market Services Group, the Global Services Group, the Global Development Group and the Integrated Solutions Group, enables us to meet our customers' distribution space needs globally. We believe that we have distinguished ourselves from our competition by developing an organizational structure and service delivery system built around our customers. We believe that our service approach, which combines international scope and expertise and a strong local presence in each of our target markets, makes us attractive to our targeted customer base that includes the largest global users of distribution facilities. ProLogis is organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         Our business strategy is designed to: achieve long-term sustainable growth in cash flow; minimize the need for us to issue additional public debt or public equity capital; and increase the overall return on equity for our shareholders. We have organized our business into three operating segments in order to achieve our objectives. The segments consist of property operations, corporate distribution facilities services business and temperature- controlled distribution operations.

BUSINESS STRATEGY

         ProLogis was originally formed in 1991 with the objective of building a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory for the future development of industrial distribution facilities. Additionally, we intended to create a national operating company that would differentiate us from our competition through our ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis. In 1997, we expanded our property operations into Mexico and Europe to meet the needs of our targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. In December 1998, we added 54 operating facilities aggregating 5.2 million square feet in France to our European portfolio. To enhance our North American property operations and service platform, we completed a merger with Meridian Industrial Trust, Inc., a publicly held real estate investment trust, in March 1999. The merger with Meridian added
32.2 million square feet of operating facilities and 228 acres of land for future development to our holdings.

         Having established our core property operations business, in 1997 and 1998 we expanded our service platform by acquiring an international temperature-controlled distribution network. Additionally, the merger with Meridian added 15.2 million cubic feet of temperature controlled distribution facilities to our holdings in 1999. Also, to enhance our corporate distribution facilities services business, we acquired an industrial distribution development company with extensive holdings in the United Kingdom in August 1998.

         To further our objective of increasing cash flows without raising additional capital through direct public debt and public equity offerings, we formed five ventures in 1999, 2000 and in the first quarter of 2001. Each of the ventures owns operating facilities acquired primarily from ProLogis with equity contributed by third party investors. We maintain an ownership interest from 20.0% to 50.0% as of March 31, 2001, in each of the ventures. We utilize the ProLogis Operating System(TM) to provide asset and property management services to the ventures for a fee. In North America, we have an ownership interest in three ventures. These ventures own, on a combined basis, 25.8 million square feet of operating facilities at a combined investment of $1.1956 billion as of March 31, 2001. ProLogis European Properties Fund, formed in 1999, has enabled us to take advantage of the growth opportunities in the European industrial distribution market by allowing us to access over 1.06 billion euros (the currency equivalent of approximately $934.6 million as of March 31, 2001 based on currency exchange rates quotes by Reuters) of third party equity capital that has been committed by a group of institutional investors to ProLogis European Properties

Fund through 2007. ProLogis European Properties Fund owns 16.0 million square feet of operating facilities at an investment of $899.6 million as of March 31, 2001.

PROLOGIS OPERATING SYSTEM(TM)

         The cornerstone of our business strategy is the ProLogis Operating System(TM), comprised of the Market Services Group, the Global Services Group, the Global Development Group and the Integrated Solutions Group. The ProLogis Operating System(TM) is a customer service delivery system that has been designed to provide substantial benefits to our existing and prospective customers. The customer focus of the ProLogis Operating System(TM) provides for a high-quality service level and a single point of contact for distribution solutions on a global basis and positions us to build customer relationships that will generate additional business opportunities.

                                 USE OF PROCEEDS

     All net proceeds from the sale of our common shares will go to the shareholders who are offering their shares under this prospectus. Accordingly, we will not receive any proceeds from the sale of common shares under this prospectus.

                              SELLING SHAREHOLDERS

     The table below sets forth the name of each selling shareholder and relationship, if any, with ProLogis. The table also shows the number of common shares beneficially owned by the selling shareholders as of May 7, 2001, the maximum number of common shares which may be offered for the account of each selling shareholder under the prospectus, and the number of common shares to be owned by the selling shareholders assuming the sale of all of the common shares which may be offered under this prospectus.


                                              SHARES                                    AMOUNT OF SHARES
                                        BENEFICIALLY OWNED            SHARES           BENEFICIALLY OWNED
      SELLING SHAREHOLDER               PRIOR TO OFFERING        BEING OFFERED(1)       AFTER OFFERING(1)
------------------------------          ------------------       ----------------      ------------------
John Cutts ...................               221,546(2)               207,156                14,390
Kingspark House
1 Monkspath Hall Road
Solihull, West Midlands
B90 4FY
Great Britain

Greg Court ...................               115,621                  115,621                     0
Kingspark House
1 Monkspath Hall Road
Solihull, West Midlands
B90 4FY
Great Britain

David Keir ...................               115,621                  115,621                     0
Kingspark House
1 Monkspath Hall Road
Solihull, West Midlands
B90 4FY
Great Britain

David Clements ...............                18,067                   18,067                     0
Kingspark House
1 Monkspath Hall Road
Solihull, West Midlands
B90 4FY
Great Britain

Peter Roberts ................                38,379(3)                30,110                 8,269
Kingspark House
1 Monkspath Hall Road
Solihull, West Midlands
B90 4FY
Great Britain

Paragon Holdings Limited .....                79,027                   79,027                     0
95/97 Halkett Place
St. Helier
Jersey Channel Islands
United Kingdom

Parlen Investments SA ........                79,027                   79,027                     0
Belmont
Oaklands Lane
St. Helier
Jersey Channel Islands
United Kingdom

The Regent Trust Company
Limited ......................                23,823                   23,823                     0
Le Gallais Chambers
54 Bath Street
St. Helier
Jersey Channel Islands
United Kingdom

-------------

(1) Assumes the sale of all common shares offered by this prospectus, although none of the selling shareholders are under any obligation known to ProLogis to sell any common shares. If all of the common shares offered by this prospectus are sold, none of the selling shareholders would own 1% or more of the outstanding common shares.

(2) Includes 14,390 common shares and associated dividend equivalent units issuable upon the exercise of options to purchase common shares awarded pursuant to the ProLogis Trust 1997 Long-Term Incentive Plan.

(3) Includes 8,269 common shares and associated dividend equivalent units issuable upon the exercise of options to purchase common shares awarded pursuant to the ProLogis Trust 1997 Long-Term Incentive Plan.

                              PLAN OF DISTRIBUTION

     Any of the selling shareholders may sell any of their common shares offered under this prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholders through the New York Stock Exchange or otherwise. To the extent required by applicable law, a prospectus supplement with respect to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers, or agents, the purchase price of the common shares and the proceeds to the selling shareholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

     If dealers are used in the sale of common shares with respect to which this prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then resell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto to the extent required by law.

     In connection with the sale of the common shares agents may receive compensation from the selling shareholders or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholders and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Upon ProLogis' being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     (1) the names of such brokers or dealers and the number of common shares to be sold;

     (2) the price at which such common shares are being sold;

     (3) the commissions paid or the discounts or concessions allowed to such brokers or dealers;

     (4) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;

     (5) any change in the identity of the selling shareholder; and

     (6) other facts material to the transaction.

     Agents and dealers may be entitled under agreements entered into with the selling shareholders to indemnification by the selling shareholders against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for ProLogis and/or the selling shareholders in the ordinary course of business.

                        FEDERAL INCOME TAX CONSIDERATIONS

     ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.

     Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

     This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal

Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

     In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the "double taxation" at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, entities, such as ProLogis, remain subject to tax in certain circumstances even if they qualify as a real estate investment trust.

     If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

     ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

     The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

TAXATION OF PROLOGIS

  General

     In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that ProLogis elects to retain and pay income tax on its net long- term capital gain, shareholders are required to include their proportionate share of the undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by ProLogis.

     Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. ProLogis will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its "taxable REIT subsidiaries" in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a real estate investment trust and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such real estate investment trust. See "--Other Tax Considerations--Investments in taxable REIT subsidiaries". In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that ProLogis elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     A real estate investment trust is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax", as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

     In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

  Share ownership test

     ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the ProLogis shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital Group Incorporated's ownership of shares is attributed to its shareholders for purposes of the 50% test. For taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

     In order to ensure compliance with the 50% test, ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the percentage limitations on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

  Asset tests

     At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be deemed to own a proportionate share of the partnership's or limited liability company's assets. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, ProLogis is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any corporation other than a qualified real estate investment trust subsidiary, another real estate investment trust or a taxable REIT subsidiary. Further, no more than 20% of the value of ProLogis' total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of ProLogis' total assets may be represented by securities of any non-government issuer other than a taxable REIT subsidiary.

  Gross income tests

     There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. For purposes of these tests, where ProLogis invests in a partnership or limited liability company taxed as a partnership or disregarded entity, ProLogis will be treated as receiving its share of the income and loss of the partnership or limited liability company, and the gross income of the partnership or limited liability company will retain the same character in the hands of ProLogis as it has in the hands of the partnership or limited liability company. The three tests are as follows:

     1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income".

Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations secured by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of non-"dealer property", which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

     (4) dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property", which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property;

     (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

     (8) certain qualified temporary investment income attributable to the investment of new capital received by ProLogis in exchange for its shares during the one-year period following the receipt of such capital.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant, unless the tenant is a taxable REIT subsidiary of ProLogis and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary, or an "independent contractor" from whom ProLogis derives no income, except that ProLogis may directly provide services that are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation. Furthermore, ProLogis may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

     For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of ProLogis--General".

     Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) ProLogis' failure to comply was due to reasonable cause and not due to willful neglect;

     (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

     If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

Annual distribution requirements

     In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of some items of excess non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, a real estate investment trust is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

     ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 90% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If ProLogis fails to meet the 90% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend", plus applicable penalties and interest, within a specified period.

  Tax aspects of ProLogis' investments in partnerships

     A significant portion of ProLogis' investments are owned through various limited partnerships. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

     ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

  Failure to qualify

     If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal

Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

TAXATION OF PROLOGIS' SHAREHOLDERS

   Taxation of taxable domestic shareholders

     As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

     Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

     Shareholders of ProLogis should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

   Backup withholding

     ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

   Taxation of tax-exempt shareholders

     The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust", based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

   Taxation of foreign shareholders

     ProLogis will qualify as a "domestically controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

     Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with ProLogis claiming that the distribution is "effectively connected" income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

     Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

     The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

OTHER TAX CONSIDERATIONS

   Investments in taxable REIT subsidiaries

     CSI/Frigo LLC, ProLogis Logistics Services Incorporated, GOProLogis Incorporated, Vizional Corporation, ProLogis-Broadband (1) Incorporated and PhatPipe, Inc. have elected to be treated as taxable REIT subsidiaries of ProLogis effective January 1, 2001. It is expected that ProLogis Development Services Incorporated will elect to be treated as a taxable REIT subsidiary of ProLogis effective March 30, 2001. As taxable REIT subsidiaries of ProLogis, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Additionally, Frigoscandia S.A. and Kingspark LLC will be treated as taxable REIT subsidiaries of ProLogis effective January 1, 2001, and may be subject to foreign income taxes. ProLogis' taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of ProLogis is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

     Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, such as those performed by taxable entities in which ProLogis owns an interest, which cannot be performed directly by real estate investment trusts without jeopardizing their real estate investment trust status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated real estate investment trust. ProLogis will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest that would be reapportioned under Internal Revenue Code Section 482 to one of its taxable REIT subsidiaries in order to more clearly reflect income of the taxable REIT subsidiary.

     Under the taxable REIT subsidiary provision, ProLogis and any taxable entity in which ProLogis owns an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary". As described above, taxable REIT subsidiary elections have been made for certain entities in which ProLogis owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which ProLogis owns an interest.

   Tax on built-in gain

     Pursuant to Notice 88-19, 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

     Since ProLogis has made this election, if during the "recognition period", being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate-level tax on its built-in gain.

   Possible legislative or other actions affecting tax consequences

     Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes.

Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in ProLogis.

   State and local taxes

     ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

   Foreign taxes

     Frigoscandia S.A., a Luxembourg corporation, the ProLogis European Properties Fund, an entity formed under the laws of Luxembourg, Kingspark Holding S.A., a Luxembourg corporation, and ProLogis International Incorporated, a Delaware corporation, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of these entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

     Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 2000 and 1999, and the consolidated statements of earnings and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000 and schedule of ProLogis incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries, its opinion is based on the reports of other independent public accountants, namely KPMG LLP. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

                                  LEGAL MATTERS

     The validity of the offered securities will be passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and some of its affiliates, including Security Capital Group.

                       WHERE YOU CAN FIND MORE INFORMATION

     ProLogis is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC- 0330. Such material can also be obtained from the Securities and Exchange Commission's worldwide web site at http://www.sec.gov. ProLogis' outstanding common shares, Series D cumulative redeemable preferred shares of beneficial interest and Series E cumulative redeemable preferred shares of beneficial interest, are listed on the New York Stock Exchange under the symbols "PLD", "PLD-PRD" and "PLD-PRE", respectively, and all such reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. You can also obtain information about ProLogis at its website, www.prologis.com.

     This prospectus constitutes part of a registration statement on Form S-3 filed by ProLogis with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

                           INCORPORATION BY REFERENCE

     There are incorporated by reference in this prospectus the following documents previously filed by ProLogis with the Securities and Exchange
Commission:

     (a) ProLogis' Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     (b) The description of the common shares contained in ProLogis' registration statement on Form 8-A, as amended; and

     (c) The description of ProLogis' preferred share purchase rights contained in ProLogis' registration statement on Form 8-A, as amended.

The Securities and Exchange Commission has assigned file number 1-12846 to reports and other information that ProLogis files with the Securities and Exchange Commission.

     All documents subsequently filed by ProLogis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     ProLogis will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

          Secretary
          ProLogis Trust
          14100 East 35th Place
          Aurora, Colorado 80011
          (303) 375-9292

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the estimated expenses in connection with the registration and sale of the shares registered hereby, all of which will be paid by the registrant, except as noted in the prospectus:


                                                                                        Company
                                                                                        --------
SEC registration fee...........................................................        $ 4,012.06
New York Stock Exchange fees...................................................        $ 2,333.00
Transfer agent's fees..........................................................        $ 2,500.00
Legal fees and expenses........................................................        $ 5,000.00
Accounting fees and expenses...................................................        $ 2,500.00
Miscellaneous expenses.........................................................        $ 3,654.94

Total..........................................................................        $20,000.00
                                                                                       ----------


ITEM 15.   INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Article 4, Section 10 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

     Article 4, Section 11 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings".

     Article 8, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of officers and employees:

     "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding".

     Article 8, Section 2 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees:

     "The Trust shall have the power to indemnify each officer, employee and agent, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings".


     ProLogis has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its Trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 16.   EXHIBITS.

     See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on May 7, 2001.

                                 ProLogis Trust


                                 By:  /s/ K. Dane Brooksher
                                    ------------------------------------------
                                          K. Dane Brooksher
                                          Chairman and Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Luke A. Lands, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1993, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


           SIGNATURE                               TITLE                              DATE
     /s/ K. Dane Brooksher                Chairman, Chief Executive                May 7, 2001
--------------------------------          Officer and Trustee
     K. Dane Brooksher



     /s/ Irving F. Lyons III              President, Chief Investment              May 7, 2001
--------------------------------          Officer and Trustee
     Irving F. Lyons III



     /s/ Walter C. Rakowich               Chief Financial Officer                  May 7, 2001
--------------------------------          and Managing Director
     Walter C. Rakowich



     /s/ Luke A. Lands                    Senior Vice President                    May 7, 2001
--------------------------------          and Controller
     Luke A. Lands

     /s/ Shari J. Jones                   Vice President                           May 7, 2001
--------------------------------          (Principal Accounting Officer)
     Shari J. Jones



     /s/ C.  Ronald Blankenship           Trustee                                  May 7, 2001
--------------------------------
     C.  Ronald Blankenship



     /s/ Stephen L. Feinberg              Trustee                                  May 7, 2001
--------------------------------
     Stephen L. Feinberg



     /s/ Donald P. Jacobs                 Trustee                                  May 7, 2001
--------------------------------
     Donald P. Jacobs



     /s/ William G. Myers                 Trustee                                  May 7, 2001
--------------------------------
     William G. Myers



     /s/ John E. Robson                   Trustee                                  May 7, 2001
--------------------------------
     John E. Robson



     /s/ Kenneth N. Stensby               Trustee                                  May 7, 2001
--------------------------------
     Kenneth N. Stensby



     /s/ J. Andre Teixeira                Trustee                                  May 7, 2001
--------------------------------
     J. Andre Teixeira



     /s/ Thomas G. Wattles                Trustee                                  May 7, 2001
--------------------------------
     Thomas G. Wattles

                                  EXHIBIT INDEX

 EXHIBIT
 NUMBER        DESCRIPTION
 -------       -----------
   4.1         Articles of Amendment and Restatement of ProLogis Trust
               (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the period ending June 30, 1999)

   4.2 Amended and Restated Bylaws of ProLogis Trust (Incorporated by reference to Exhibit 3.2 to ProLogis' Form 10-Q for the period ending June 30, 1999)

   4.3 Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)

   4.4         First Amendment to Rights Amendment, dated as of February 15,
               1995, between ProLogis, State Street Bank and Trust Company and
               The First National Bank of Boston, as successor Rights Agent
               (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

   4.5 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The
               First National Bank of Boston (Incorporated by reference to
               Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended
               September 30, 1995)

   4.6         Form of share certificate for Common Shares of Beneficial
               Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-73382)

   4.7         Form of share certificate for Series A Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

   4.8 8.72% Note due March 1, 2009 (incorporated by reference to exhibit 4.7 to ProLogis' Form 10-K for the year ended December
               31, 1994)

   4.9         Form of share certificates for Series C Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1996)

  4.10 9.34% Note due March 1, 2015 (incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December
               31, 1994)

  4.11 7.875% Note due May 15, 2009 (incorporated by reference to exhibit 4.4 to ProLogis' Form 8-K dated May 9, 1995)

  4.12         7.30% Note due May 15, 2001 (incorporated by reference to exhibit
               4.3 to ProLogis' Form 8-K dated May 9, 1995)

  4.13         Form of share certificate for Series D Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.21 to ProLogis' registration statement
               No. 69001)

  4.14         Form of share certificate for Series E Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.22 to ProLogis' registration statement
               No. 69001)

  4.15         7.25% Note due May 15, 2002 (incorporated by reference to exhibit
               4.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.16         7.95% Note due May 15, 2008 (incorporated by reference to exhibit
               4.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.17         8.65% Note due May 15, 2016 (incorporated by reference to exhibit
               4.3 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

  4.18         7.81% Medium-Term Notes, Series A, due February 1, 2015
               (incorporated by reference to exhibit 4.17 to ProLogis' Form 10-K for the year ended December 31, 1996)

  4.19         Indenture, dated as of March 1, 1995, between ProLogis and State
               Street Bank and Trust Company, as Trustee (incorporated by reference to exhibit 4.9 to ProLogis' Form 10-K for the year ended December 31, 1994)

  4.20         Collateral Trust Indenture, dated as of July 22, 1993, between
               Krauss/Schwartz Properties, Ltd. and NationsBank of Virginia,
               N.A., as Trustee (incorporated by reference to exhibit 4.10 to ProLogis' Form 10-K for the year ended December 31, 1994)

  4.21         First Supplement Collateral Trust Indenture, dated as of October
               28, 1994, among ProLogis Limited Partnership-IV, Krauss/Schwartz
               Properties, Ltd., and NationsBank of Virginia, N.A., as Trustee
               (incorporated by reference to exhibit 10.6 to ProLogis' Form 10-Q for the quarter ended September 30, 1994)

  4.22         Form of share certificate for Series D Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.21 of ProLogis' Registration Statement
               No. 69001)

  4.23         Form of share certificate for Series E Cumulative Redeemable
               Preferred Shares of Beneficial Interest of ProLogis (incorporated by reference to exhibit 4.22 of ProLogis' Registration Statement
               No. 69001)

  4.24 7.625% Note due July 1, 2007 (incorporated by reference to exhibit 4 to ProLogis' Form 8-K dated July 11, 1997)

  4.25 Form of 7.05% Promissory Note due July 15, 2006 (incorporated by reference to exhibit 4.24 to ProLogis' Form 10-K for the year ended December 31, 1999)

  4.26 7.00% Promissory Note due October 1, 2003 (incorporated by reference to exhibit 4.25 to ProLogis' Form 10-K for the year ended December 31, 1999)

  4.27 Form of 6.70% Promissory Note due April 15, 2004 (incorporated by reference to exhibit 4.26 to ProLogis' Form 10-K for the year ended December 31, 1999)

  4.28 Form of 7.10% Promissory Note due April 15, 2008 (incorporated by reference to exhibit 4.27 to ProLogis' Form 10-K for the year ended December 31, 1999)

   5.1 Opinion of Mayer, Brown & Platt as to the validity of the shares being offered

   8.1         Opinion of Mayer, Brown & Platt as to certain tax matters

  23.1         Consent of Arthur Andersen LLP, Chicago, Illinois

  23.2         Consent of KPMG LLP, Stockholm, Sweden

  23.3         Consent of KPMG LLP, New York, New York

  23.4         Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and
               8.1)

  24.1 Power of Attorney (included on signature to this registration statement)